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                                                                     EXHIBIT 2.1

                            ASSET PURCHASE AGREEMENT

         This agreement (the "Agreement") is dated as of the 21st day of December, 1999, and is entered into by and between OIS OPTICAL IMAGING SYSTEMS, INC., of 47050 Five Mile Road, Northville, Michigan 48167 (the "Seller") and GUARDIAN INDUSTRIES CORP., of 2300 Harmon Road, Auburn Hills, Michigan 48326 (the "Buyer").

                                   WITNESSETH:

         WHEREAS, the Seller has ceased all of its manufacturing operations due to its operating losses and a lack of funding alternatives;

         WHEREAS, the Seller has adopted a plan for its liquidation and dissolution (the "Plan"), which Plan provides for the selling of all of the assets and properties of the Seller;

         WHEREAS, the Seller has filed a certificate of dissolution with the Secretary of State of the State of Delaware for its dissolution and liquidation;

         WHEREAS, the Seller and the Buyer agree that the Seller should try to sell its assets and properties for the best price that the Seller can obtain for such assets and properties and that the Buyer shall purchase only those assets and properties that the Seller is not able to sell to other persons prior to the Closing and has elected not to abandon;

         WHEREAS, the Seller considers the sale pursuant to this Agreement of those of its assets and properties that it could not otherwise sell and which it does not want to abandon to be the best alternative for the Seller to timely proceed with its liquidation and dissolution; and

         WHEREAS, the Buyer is willing to purchase all of the assets and properties of the Seller that are available for sale on the closing date of this Agreement pursuant to the provisions of this Agreement for the consideration set forth in this Agreement.

         NOW THEREFORE, in consideration of the premises and the covenants, representations, warranties and promises contained in this Agreement, and intending to be legally bound thereby, the Seller and the Buyer hereby agree as follows:

1. Agreement to Purchase and Sell. Subject to the provisions of this Agreement, the Seller hereby agrees to sell, convey, transfer and deliver to the Buyer and the Buyer hereby agrees to purchase from the Seller all of the assets (including, but not limited to, all legal, equitable, absolute and contingent rights) and properties of the Seller that the Seller owns on the Closing Date (the "Assets"). The Assets shall not include the Excluded Assets (which are identified in Section 3 of this Agreement). The Closing Date is defined in
Section 6 of this Agreement.

2. Assets. The Assets shall include, and not be limited to, the following assets and properties of the Seller:

         (a) all accounts, contract rights and general intangibles and other receivables [including, but not limited to, prepaid expenses but excluding any rights that the

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         Seller has under the Tax Sharing Agreement (which is identified in
         Section 3 of this Agreement)];

         (b) all inventory including all goods obtained in exchange for such inventory, and any products made or processed from such inventory including all goods, if any, commingled therewith or added thereto;

         (c) all right, title and interest in, to and under each contract and other agreement, whether relating to the sale or other disposition of inventory or the performance of services;

         (d) all documents of title or other receipts and documents covering, evidencing or representing inventory;

         (e) all rights, claims and benefits against any person arising out of, relating to or in connection with inventory purchased by the Seller;

         (f) all goods, instruments, securities, documents, chattel paper, letters of credit, credits, rights, claims, demand and interests whatsoever;

         (g) all proceeds, products and accessions of and to any of the property described in items (a) to (f), inclusive, of this Section;

         (h) the parcel of real property consisting of approximately thirty (30) acres in Northville Township, Michigan and all easements, rights-of-way, and other appurtenances thereto (the "Land");

         (i) the approximately one hundred and eight thousand square foot (108,000 sq. ft.) manufacturing and office facility, and all other improvements, fixtures and fittings located on the Land (the "Building");

         (j) all equipment (whether or not the same constitutes a fixture) including, but not limited to, machinery, tools, masks, motor vehicles, office equipment and furniture, and all accessories and additions thereto and all replacements therefore;

         (k) patents, patent applications, and patent disclosures, together with all reissuances, continuations, continuations-in-part, revisions, extensions, and reexaminations of such patents, patent applications and patent disclosures;

         (l) all rights, if any, of the Seller with regard to any of the following cases:

                   (i) OIS Optical Imaging Systems, Inc. v. Symbolic Displays, Inc, Case No. 98-75009 (U.S. District Court, Eastern District, Michigan);

                   (ii) Rogerson Kratos v. OIS Optical Imaging Systems, Inc., Case No. 99-04500;


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                   (iii) OIS Optical Imaging Systems, Inc. and Allendale Mutual
                   Insurance Company v. Air Liquide America Corp., M.G. Industries-Guardian Systems, and Abbie Gregg, Inc., Case No. 99-906202 (Wayne County Circuit Court);

                   (iv) OIS Optical Imaging Systems, Inc. v Astronautics Corporation of America, Case No. 99-60407; and

                   (v) OIS Optical Imaging Systems, Inc. v Northville Township, Michigan Tax Tribune Docket No. 26-0685.
 .
         (m) all trade names, trademarks and copyrights;

         (n) all assignable franchises, approvals, permits, licenses, registrations, certificates, variances and similar rights; and

         (o) all books, records, ledgers, files, documents, correspondence, lists, plans, drawings, specifications, studies, reports and other printed or written materials.

3. Excluded Assets. Notwithstanding any other provisions of this Agreement, the Assets shall not include any of the following:

         (a) the corporate charter; qualifications to do business as a foreign corporation; arrangements with registered agents; taxpayer and other identification numbers; corporate seals; minute books; stock transfer books and ledgers; blank stock certificates; the use of the name "OIS Optical Imaging Systems, Inc." as a corporate name; corporate and tax accounting records; and any other correspondence or documents relating to the organization, maintenance, tax status and existence of the Seller;

         (b) any money and funds in bank and/or checking accounts, which money and funds in bank/or checking accounts shall be applied on the Closing Date by the Seller in accordance with the provision of Section 9 of this Agreement as though such money and funds were proceeds that the Seller had received from the sale of its Assets pursuant to this Agreement.

         (c) any rights of the Seller under that certain tax sharing agreement dated November 1, 1996 and entered into between the Seller and the Buyer (the "Tax Sharing Agreement");

         (d) any rights of the Seller under this Agreement; and

         (e) any of the assets and properties of the Seller that are sold to persons other than the Buyer during the period from June 30, 1999 to and including the Closing Date or that are abandoned by the Seller on or prior to the Closing Date.

4. Assumption of Liabilities. The Buyer is not assuming any of the liabilities or other obligations of the Seller other than the obligation to make payments to certain employees of the Seller, who will be identified by the Seller at the Closing, under personal services


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contracts that expire in January, 2000, the assumption, by assignment, of all of the obligations of the Seller under licences for intellectual property rights granted to the Seller by other persons, and the obligation of the Seller to pay all taxes on the Land and Building when such become due and payable.

5. Purchase Price. The purchase price for the Assets (the "Purchase Price") shall be paid at the Closing (as defined in Section 6 of this Agreement) as set forth in this Section. The Purchase Price shall be Forty-Two Million Dollars ($42,000,000) minus any amounts that the Seller has received or has a right to receive for assets and properties that are Excluded Assets. The Purchase Price shall be paid to the Seller at the Closing by wire transfer in immediately available funds to the bank account of the Seller at BankOne, Michigan in Detroit, Michigan, Account Number: 112045854 or to such other bank account as is designated in writing by the Seller for the receipt of the immediately available funds.

6. Closing Date; Closing. The closing (the "Closing") for the sale of all of the Assets then owned by the Seller shall take place at such time and place as is agreed upon by the Buyer and the Seller, which date shall not be later than December 31, 1999. The date of the Closing is referred to as the Closing Date. At the Closing, the Seller shall execute such deeds, bills of sale, endorsements, assignments and other instruments and documents as the Buyer requires to transfer and convey ownership of the Assets and the Buyer shall pay the Purchase Price together with any monies owed to the Seller by the Buyer pursuant to Section 17 of this Agreement. Such payment shall be made pursuant to the requirements of Section 5 of this Agreement.

7. Buyer's Conditions to Closing. The obligations of the Buyer to purchase the Assets and to make payment of the Purchase Price are subject to the satisfaction on or before the Closing of the Buyer that all terms, covenants, agreements and conditions of this Agreement to be complied with and performed by the Seller on or prior to the Closing have been timely complied with and performed, and that such terms, covenants, agreements and conditions as well as all of the representations and warranties of the Seller set forth in this Agreement are true and correct on the Closing Date as if made on and as of the Closing Date.

8. Seller's Conditions to Closing. The obligations of the Seller to sell and convey the Assets are subject to the satisfaction on or before the Closing of the Seller that all terms, covenants, agreements and conditions of this Agreement to be complied with and performed by the Buyer on or prior to the Closing have been timely complied with and performed, and that such terms, covenants, agreements and conditions as well as all of the representations and warranties of the Buyer set forth in this Agreement are true and correct on the Closing Date as if made on and as of the Closing Date.

9. Application of Sale Proceeds. The Seller shall apply all proceeds received by it pursuant to this Agreement as follows: first, as a reserve for the payment of all anticipated costs and expenses in connection with the timely liquidation and dissolution of the Seller; second, to the payment of all amounts that are then due and owing pursuant to that certain credit agreement (the "Credit Agreement") entered into as of December 14, 1993 by and among the Seller, Bank of America NT&SA, NBD Bank, N.A. (the predecessor to BankOne, Michigan), and BA Securities, Inc.; third, to the payment of all trade creditors; fourth , if there are any proceeds remaining after the payment or reservation of the forgoing amounts, to the


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Seller to the extent that the Buyer has an obligation to the Seller under the
Tax Sharing Agreement with respect to its portion of the consolidated income tax liability for the calendar year 1999 (or any portion thereof) of the Affiliated Group (as defined in the Tax Sharing Agreement); and fifth, if there are any proceeds remaining after the payment or reservation of the forgoing amounts, to the Seller to the extent of any unpaid borrowings (principal, interest and other charges) owed or owing to GD Investments Corp. from the Seller.

10. Post-Closing Undertakings. No later than one (1) day after the Closing, the Seller shall apply the proceeds of the sale and effect the repayment of all of the amounts due and owing by the Seller under or pursuant to the Credit Agreement. The Seller shall obtain from the lenders under the Credit Agreement and their agent the termination and discharge of all security interests, mortgages and other encumbrances granted to such lenders or their agent on any of the Assets.

11. Allocation of the Purchase Price Consideration. The Purchase Price consideration received by the Seller at the Closing shall be allocated among the Assets as set forth in a Schedule to be executed at the Closing. The allocation set forth in the Schedule of the Purchase Price shall be deemed to be conclusive as to the price paid for each asset so allocated.

12. Acceptance and Waiver of Right of Inspection of Tangible Assets. The Buyer hereby agrees to accept any and all of the tangible Assets when tendered for delivery by the Seller and hereby waives all of its rights to inspect or reject any or all of the tangible Assets when so tendered.

13. Warranty of Title. Except with respect to the Land, the Seller hereby represents and warrants that it has good and indefeasible title to all of the Assets being sold to the Buyer pursuant to this Agreement and that it will timely deliver all of the Assets (whether tangible, intangible, real, personal or fixture) free and clear of any and all liens, security interests and other encumbrances. The Seller hereby represents and warrants that it has good and indefeasible title to the Land which shall be conveyed by covenant deed. Title to the Land shall be free and clear of all liens, encumbrances and restrictive covenants except as set forth in any title commitment or any real estate survey.

14. Warranty of Quality of Tangible Assets. EXCEPT FOR THE EXPRESS WARRANTY OF TITLE SET FORTH IN THE PRECEDING SECTION, ALL OF THE ASSETS AND PROPERTIES THAT CONSTITUTE PERSONAL PROPERTY AND NOT FIXTURES ARE SOLD "AS IS" AND "WHERE IS" AND WITHOUT ANY IMPLIED WARRANTY OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE. THE SELLER MAKES NO EXPRESS WARRANTIES EXCEPT THOSE WHICH ARE SPECIFICALLY STATED IN THIS WRITING.

15.      Representations and Other Warranties.

         (a)       The Seller hereby represents and warrants to the Buyer that:

                   (i) the Seller is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has full corporate power


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                   and authority, and is properly qualified as a corporation, to own, lease, and operate its assets and properties;

                   (ii) that the Seller has filed a certificate of dissolution with the Secretary of State of the State of Delaware;

                   (iii) that the only place of business of the Seller is located in Wayne County, in the State of Michigan;

                   (iv) that all of the tangible Assets of the Seller are located in the State of Michigan:

                   (v) that the execution, delivery and performance of this Agreement by the Seller has been duly authorized and that the Agreement constitutes a valid and binding obligation of the Seller;

                   (vi) that neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated in this Agreement by the Seller will conflict with, or result in a breach of the terms, conditions, or provisions of, or constitute a default under, or result in an acceleration of any obligation of the Seller under its charter, or any agreement, instrument, judgement, decree, rule or order to which the Seller is a party or by which the Seller or any of its property is bound; and

                   (vii) that the Seller has good and indefeasible title to all of the Assets and that there are not any outstanding liens, security interests, or other encumbrance on any of the Assets except for such liens, encumbrances and restrictive covenants on the Land as are set forth in any title commitment or any real estate survey and security interest and other encumbrances granted pursuant to the Credit Agreement.

         (b)       the Buyer hereby represents and warrants to the Seller that:

                   (i) the Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has full corporate power and authority, and is properly qualified as a foreign corporation, to own, lease, and operate its assets and properties and to carry on its business as and where it is now being conducted;

                   (ii) that the execution, delivery and performance of this Agreement by the Buyer has been duly authorized and that the Agreement constitutes a valid and binding obligation of the Buyer; and

                   (iii) that neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated in this Agreement by the Buyer will conflict with, or result in a breach of the term, conditions, or provisions of, or constitute a default under, or result in an acceleration of any obligation of the Seller under its charter, or any agreement, instrument,


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                   judgement, decree, rule or order to which the Buyer is a
                   party or by which the Buyer or any of its property is bound.

16. Covenants. The Seller and the Buyer covenant to each other that each party shall use its best efforts to take all actions and to do all things necessary, proper or advisable in order to consummate and make effective the transactions contemplated by this Agreement in accordance with the provisions of this Agreement.

17. Tax Sharing Agreement. The Tax Sharing Agreement shall be terminated as of the Closing and all of the obligations of either party to the other party under or pursuant to the Tax Sharing Agreement shall be extinguished, except as set forth in this Section:

         (a) Prior to the Closing, the Buyer and the Seller shall estimate the obligations of one party to the other party under the Tax Sharing Agreement for the calendar year 1999 based upon projections of the United States consolidated income tax liability of the Affiliated Group (as defined in the Tax Sharing Agreement), once with the inclusion of the Seller's projected results for calendar year 1999 (or any portion thereof) included in such computation and once with the Seller's projected results for calendar year 1999 excluded from such computation.

         (b) To the extent that the United States consolidated income tax liability of the Affiliated Group is higher with the inclusion of the Seller's projected results for calendar year 1999 (or any portion thereof), the Seller shall owe (as an account payable of the Seller to the Buyer) such amount (that is, the difference between the consolidated income tax liability with and without the inclusion of the Seller's projected results) to the Buyer pursuant to the Tax Sharing Agreement, in addition to any tax sharing advances made by the Buyer to the Seller with respect to calendar year 1999. The account payable of the Seller to the Buyer pursuant to this Subsection 17(b) shall not be extinguished upon the termination of the Tax Sharing Agreement and shall be paid by the Seller to the Buyer at the Closing to the extent that the Seller has any available funds pursuant to the provisions of
         Section 9 of this Agreement.

         (c) To the extent that the United States consolidated income tax liability of the Affiliated Group is lower with the inclusion of the Seller's projected results for calendar year 1999 (or any portion thereof), the Buyer shall owe (as an account payable of the Buyer to the Seller) such amount (that is, the difference between the consolidated income tax liability with and without the inclusion of the Seller's projected results) to the Seller pursuant to the Tax Sharing Agreement. The account payable shall be reduced by any tax sharing advances made by the Buyer to the Seller with respect to calendar year 1999. To the extent that the tax sharing advances by the Buyer to the Seller exceed the amount otherwise payable by the Buyer to the Seller pursuant to this Subsection 17(c), such amount shall be owed by the Seller to the Buyer and shall not be extinguished upon the termination of the Tax Sharing Agreement and shall be paid by the Seller to the Buyer at the Closing to the extent that the Seller has any available funds pursuant to the provisions of Section 9 of this Agreement. To the extent that the account payable of the Buyer to the Seller exceeds the tax sharing advances by the Buyer to the Seller, such amount shall be


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         owed by the Buyer to the Seller and shall not be extinguished upon the termination of the Tax Sharing Agreement but, at the sole discretion of the Buyer, shall be paid by the Buyer to the Seller at the Closing or offset by the Buyer against any unpaid borrowings (principal, interest and other charges) owed or owing to the Buyer from the Seller.

18. Expenses. Each party to this Agreement shall be solely responsible for and bear all of its own respective costs and expense, including, without any limitation, all costs and expenses of legal counsel, accountants and other advisers.

19. Termination. This Agreement may be terminated at any time prior to the Closing upon the mutual written consent of the parties.; provided, however, that in the event of such termination the provisions in Section 17 of this Agreement shall survive such termination.

20. Notices. Any notice, request, instruction or other communication shall be in writing and shall be delivered personally or by courier, by facsimile transmission to the facsimile number for the recipient that is set forth below with confirmation from the recipient thereof or by mail at the address for the recipient that is set forth below:

         If to the Seller:

                   OIS Optical Imaging Systems, Inc.
                   47050 Five Mile Road
                   Northville, Michigan 48167

                        Attention: Charles C. Wilson,  President
                        Facsimile Number: 734-207-1393

         If to the Buyer:

                   Guardian Industries Corp.
                   2300 Harmon Road
                   Auburn Hills, Michigan 48326

                        Attention: Jeffrey A. Knight, Group Vice President Facsimile Number: 248-340-2130

21. Governing Law. This Agreement shall be construed and governed by the internal laws of the State of Michigan without reference to the conflict of law provisions thereof.

22. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

23. Binding Effect. This Agreement shall be binding upon and inure to the benefit of both parties and Guardian and their respective successors and assigns.


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24.      Entire Agreement. This Agreement supersedes all prior agreements and understanding of the parties hereto and constitutes the entire agreement between the parties with respect to its subject matter. This Agreement may only be changed, modified or amended by a writing, signed by the party against whom enforcement of any waiver, change, modification, or discharge is sought.

         IN WITNESS WHEREOF, the Seller and the Buyer have executed this Agreement as of the date first above written.


OIS OPTICAL IMAGING SYSTEMS, INC.



By: /s/ Charles C. Wilson
    ---------------------
Name: Charles C. Wilson
Title: President



GUARDIAN INDUSTRIES CORP.



By:    /s/ Jeffrey A. Knight
      ----------------------
Name: Jeffrey A. Knight
Title: Group Vice President




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